Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information, dated September 28, 2022, and included in this Pre-Effective Amendment No. 5 to the Registration Statement (Form N-2, File No. 333-234759) of Franklin BSP Private Credit Fund (the “Registration Statement”).

We also consent to the use of our report dated March 11, 2022, with respect to the financial statements of Franklin BSP Private Credit Fund as of February 14, 2022, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

September 28, 2022